Exhibit 10.1

ELECTROGLAS, INC.

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

          This Amended and Restated Change of Control Agreement (this “Agreement”), is entered into this31st day of March, 2006, by and between Tom Brunton (the “Executive”) and Electroglas, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

          WHEREAS, the Executive and the Company are parties to that certain Change of Control Agreement dated as of December 22, 2000, _(the “Prior Agreement”);

          WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement as provided herein;

          WHEREAS, the Executive is employed by the Company; and

          WHEREAS, the Company desires to retain the services of Executive in the event of a change of control (as hereinafter defined) of the Company.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1.       Definitions.

                    (a)     Change of Control.  For purposes of this Agreement only, a “Change of Control” shall be defined as:

                              (i)     a merger or consolidation in which the Company is not the surviving entity, except for (1) a transaction in which the principal purpose is to change the state of the Company’s incorporation, or (2) a transaction in which the Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

                              (ii)    the sale, transfer or other disposition of all or substantially all of the assets of the Company, unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; or

                              (iii)   any reverse merger in which the Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

                    (b)     Cause.  For purposes of this Agreement only, the Company shall have “Cause” to terminate the Executive’s employment hereunder only on the basis of (i) fraud, (ii) misappropriation, (iii) embezzlement or (iv) willful engagement by the Executive in misconduct, which misconduct is demonstrably and materially injurious to the Company and its subsidiaries, taken as a whole.  No act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive without a reasonable and actual belief that the action or omission was in the best interests of the Company and its subsidiaries.

                    (c)     Good Reason.  “Good Reason” shall exist if:  (i) there is an assignment to the Executive of any duties materially inconsistent with or which constitutes a material change in the Executive’s position, duties, responsibilities or status with the Company, or a material change in the Executive’s reporting responsibilities, titles or offices; or removal of the Executive from or failure to reelect the Executive to any of such positions, except in connection with the termination of employment for Cause, or due to disability, retirement, death or termination of employment by the Executive other than for Good Reason; (ii) there is a reduction by the Company in the Executive’s annual salary then in effect, other than a reduction similar in percentage to a reduction generally applicable to similarly situated employees of the Company; (iii) the Company acts in any way that would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any benefit plan of the Company in which the Executive is participating or deprive the Executive of any material fringe benefit enjoyed by the Executive, except those changes generally affecting similarly situated employees of the Company; or (iv) the Company reduces the number of paid vacation days to which the Executive is then entitled.

                    (d)     Closing Date.  “Closing Date” shall mean the date of the first closing of any transactions constituting a Change of Control.

                    (e)     Termination Date.  “Termination Date” shall mean the date the Executive’s employment is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason.

                    (f)     Company.  “Company” shall mean Electroglas, Inc., a Delaware corporation, and its successors or assigns (including without limitation, any entity, entities or persons acquiring control of the Company through a Change of Control).

          2.     Continuation of Salary and Benefits:  Vesting of Equity Incentives.  If, during the twelve (12) month period following the Closing Date of a Change of Control, the Company shall terminate the Executive’s employment other than for Cause or the Executive shall terminate his employment for Good Reason, then in such event:

                              (i)     Continuation of Salary.  The Company shall continue to pay the Executive’s base salary in effect as of the Termination Date for a period of twenty-four (24) months after the Termination Date, with such salary being paid to the Executive in accordance with the Company’s regular payroll practices then currently in effect  .

                    (b)     Bonus.  In addition to the salary continuation set forth in Section 2(a) above, the Company shall pay the Executive a bonus according to the following formula:

                              (i)     If the Termination Date occurs after the Executive’s bonus for the last completed fiscal year has been determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and paid to the Executive, then the Executive shall receive a bonus in the amount of no less than:

X1 + X1(Y/365)

                              (ii)    If the Termination Date occurs before the Executive’s bonus for the last completed fiscal year has been determined by the Compensation Committee and paid to the Executive, then the Executive shall receive a bonus in the amount of no less than:

2(X2) + X2(Y/365)

where:

“X1” = the bonus amount paid to the Executive for the last completed fiscal year;

“X2” = the bonus amount paid to the Executive for the fiscal year prior to the last completed fiscal year; and

“Y” = the number of days in the current fiscal year prior to and including the Termination date.

                                        The bonus shall be paid in equal monthly payments over a period of twenty-four (24) months after the Termination Date.  Such amount shall be payable to the Executive regardless of the Company’s financial performance, and shall not be conditioned on the Company’s continued satisfaction of any goals or criteria required by any compensation plan;

                    (c)     Medical and Dental Benefits.  For the period that salary continuation payments are being made, the Company shall either:  (i) continue the Executive’s medical and dental benefits as such benefits are generally offered to the Company’s employees as of the Termination Date, or (ii) reimburse the Executive for COBRA payments made by the Executive to maintain his medical and dental benefits, as applicable under the Company’s insurance policies;

                    (d)     Life Insurance and Car Allowance.  For the period that salary continuation payments are being made, the Company shall continue payment of the Executive’s life insurance premiums and car allowance, if applicable;

                    (e)     Vacation Pay.  The Company shall pay the Executive any accrued but unused vacation time as of the Termination Date;

                    (f)     Stock Options, Performances Shares or Units and Restricted Shares or Units.  Any stock option, performance share or unit, or restricted share or unit shall vest in its entirety and become exercisable or, with respect to such performance share or unit or restricted share or unit, be released from restrictions on transfer and repurchase rights, immediately prior to Termination Date; provided that, at least one (1) year has elapsed between the date of this Agreement and the Termination Date; provided further, however, that any vesting provisions contained in any stock option or similar agreement with the Company that specifically accelerates vesting in the event of a Change in Control shall supersede this subsection (f) in its entirety to the extent more favorable to the Executive; and

                    (g)     Extension of Stock Option Exercise Term.  All vested stock options held by the Executive as of the Termination Date shall expire six (6) months after the Termination Date.

          3.     No Employment Agreement, Employment at Will.  Executive and the Company each acknowledge and agree that:  (i) this Agreement does not provide for the terms and conditions of Executive’s employment with the Company prior to any Change of Control and does not require or obligate Executive to provide services to the Company or the Company to continue to employ Executive; and (ii) Executive’s employment with the Company is and remains an employment relationship terminable at will and without advance notice by either Executive or the Company.

          4.     Release of the Company and Its Affiliates.  Upon a termination of Executive’s employment with the Company following a Change of Control for which Executive is entitled to payments or other benefits pursuant to Section 2 above and subject to full performance by the Company of its obligations hereunder, Executive hereby forever and completely releases and discharges the following (and each of them):  (i) the Company and (ii) any past, present or future agents, attorneys, directors, officers, stockholders, employees, affiliates, predecessors and successors of the Company, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, including but not limited to all claims and demands of every kind and nature, known or unknown, suspected or unsuspected, disclosed or undisclosed, for damages actual, consequential or exemplary, past, present and future, arising out of or in any way related to the severance payment or vesting of the Executive’s salary, bonus, benefits, stock options, or any other compensation pursuant to Section 2 above.

          5.     Notices.  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, by facsimile or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company at:

Electroglas, Inc.
5729 Fontanoso Way
San Jose, CA 95138
Attention: Chief Executive Officer
or to the Executive at:

                    Notice of change of address shall be effective only when done in accordance with this Section.

          6.     Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          7.     Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California.

          8.     Entire Agreement.  This Agreement represents the entire Agreement and understanding between the Company and the Executive concerning the Executive’s termination of employment with the Company after a Change in Control.  This Agreement supersedes any prior agreement or understanding of the parties with respect to the subject matter hereof.

          9.     No Oral Modification.  This Agreement may only be amended in a writing signed by the Executive and the Company.

          10.   Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

          11.   Attorneys’ Fees.  If any legal action, arbitration or other proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and any other costs incurred in that proceeding, in addition to any other relief to which it is entitled.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ELECTROGLAS, INC.,		EXECUTIVE:
a Delaware corporation

By:	Thomas E. Brunton	/s/ Thomas E. Brunton

[Signature]

Title:	CFO	Thomas E. Brunton

[Print Name]